UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/29/2011

BMC Software, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-16393

Delaware	74-2126120
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2101 CityWest Blvd.
Houston, TX 77042-2827
(Address of principal executive offices, including zip code)

713-918-8800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 27, 2011, the Compensation Committee and Board of Directors, in connection with the annual review of executive compensation, established and determined the following executive compensation matters related to the Company's named executive officers:

1. Mr. Robert E. Beauchamp's annual base salary was increased from $950,000 to $980,000 and his annual target bonus, as a percentage of base salary, was increased from 150% to 160%. Mr. Stephen B. Solcher's annual base salary was increased from $475,000 to $550,000; Mr. William D. Miller's annual base salary was increased from $450,000 to $490,000; and Ms. Hollie S. Castro's annual base salary was increased from $400,000 to $430,000.

2. The performance measures were established for fiscal 2012 for the Company's Short-Term Incentive Compensation Plan. Except for Mr. Beauchamp as noted above, the target annual incentives as a percentage of base salary for the named executive officers are unchanged from those disclosed in the Company's proxy statement dated June 17, 2010. For fiscal 2012, for Messrs. Beauchamp and Solcher and Ms. Castro, 60% of their annual incentive will be based on whether and the extent to which the Company achieves quarterly total bookings targets and 40% will be based on whether and the extent to which the Company achieves quarterly non-GAAP operating margin targets. For Mr. Miller, 20% of his annual incentive will be based on whether and the extent to which the Company achieves quarterly total bookings targets, 40% will be based on whether and the extent to which our mainframe service management ("MSM") business unit achieves quarterly bookings targets and 40% will be based on whether and the extent to which our MSM business unit achieves quarterly non-GAAP operating margin targets. The actual bonus payments under such awards may be less than or greater than the target amounts depending on whether and the extent to which the goals upon which such bonuses are based are achieved.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BMC Software, Inc.

Date: April 29, 2011	By:	/s/ Christopher C. Chaffin
Christopher C. Chaffin
Vice President, Deputy General Counsel & Assistant Secretary